Exhibit 99.1

News Release

For Further Information
Investor Relations:                                       Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com
Media Relations:                                           Jennifer Love, 816-854-4448, jennifer.love@hrblock.com

H&R BLOCK REPORTS INTERIM TAX RESULTS THROUGH FEB. 28; FISCAL 2011 THIRD QUARTER EARNINGS ENDED JAN. 31

Tax season to-date results through Feb. 28
•	Total tax returns prepared grow 6.0 percent
•	Total retail returns prepared up 3.2 percent
•	Total online1returns prepared increase more than 30 percent; total digital returns up nearly 13 percent
•	Net retail-office tax preparation fees through Feb. 28 decline 4.1 percent; improving from down 7.6 percent at Feb. 15

Fiscal Third Quarter results ended Jan. 31
•	Industry-wide slow start to tax season contributes to 8.9 percent decline in third quarter revenues to $851.5 million
•	Net loss from continuing operations of $0.01 per share2
•	Adjusted non-GAAP third quarter net income from continuing operations of $44.0 million, or $0.14 per share, compared to $54.6 million, or $0.16 per share, in prior year

For Immediate Release March 9, 2011

KANSAS CITY, Mo. – H&R Block, Inc. (NYSE: HRB) today released interim tax season results through Feb. 28, 2011.  Total tax returns prepared through Feb. 28 grew 6.0 percent compared to the prior year.  Total retail returns prepared increased 3.2 percent for the period, contrasted with losses in the comparable periods in each of last several years. Total digital tax returns increased 12.7 percent, including a 30.2 percent increase in online filings.  Through Feb. 28, the company’s efforts to promote early season filings led to retail new client growth of 25 percent.

After a slow start to the tax season the company has seen significant growth in returns prepared and tax preparation revenues during February.  On a comparable day-to-day basis, total retail returns prepared increased 17.2 percent in February and online filings increased 36.7 percent.

________________________________________
1Total online returns prepared exclude software-based and Free File Alliance (“FFA”) returns.
2All per share amounts are based on fully diluted shares.

    “We are now more than half-way through the tax season and I am very pleased with our execution to date,” said Alan Bennett, H&R Block’s president and chief executive officer. “Despite the competitive disadvantage of not being able to offer RALs, we believe we gained share in both retail and online within the highly competitive early-season.  Clearly understood goals and objectives, a focused and compelling marketing message, and strong execution throughout our organization led to solid growth in returns prepared,” added Bennett.

Increased website traffic and improved conversion rates continued to drive strong growth in the company’s online business, including new online client growth of 49 percent.  Strong season-to-date growth in online filings was partially offset by a 0.9 percent decline in software-based returns and a 12.8 percent decline in Free File Alliance (“FFA”).  Total digital tax returns, including online, software and FFA, increased 12.7 percent through Feb. 28, while total digital returns excluding FFA increased 16.7 percent.

As expected, retail tax preparation revenues grew by 14.0 percent on a comparable day-to-day basis from Feb. 15 to Feb. 28, led by strong growth in retail returns prepared and an improvement in the retail net average charge (“NAC”).   Retail tax preparation revenues year-to-date through Feb. 28 fell $66.4 million, or 4.1 percent compared to the prior year period.  This reflects a 3.2 percent increase in retail returns prepared, which was more than offset by a 7.1 percent decline in the NAC.

The decline in NAC to date is attributable primarily to strong new client growth, in particular growth resulting from this year’s free federal 1040 EZ offer.  Declines in NAC through Feb. 28 were also impacted by the IRS’ inability to process more complex returns prior to Feb. 14 and the loss of some RAL clients whose returns typically contain more complex tax credits.  Excluding 1040 EZ returns and fees, the adjusted NAC increased 2.7 percent versus the prior year.

The company expects its NAC will increase throughout the remainder of the tax season.  Due to the strong success of its early-season EZ promotion, the company anticipates its full-year NAC will decline approximately 2 to 4 percentage points compared to the prior year.  The company also expects that expiration of the EZ promotion effective Feb. 28 will result in moderation in new retail client growth, and estimates that total retail returns prepared in 2011 will increase approximately 0.5 to 1.5 percent compared to the prior year.

Fiscal Third Quarter Results

The company reported a net loss from continuing operations in the current quarter of $4.4 million, or $0.01 per share.  Third quarter revenues declined 8.9 percent to $851.5 million.  Adjusted (non-GAAP) income from continuing operations for the fiscal third quarter ended Jan. 31, 2011, was $44.0 million, or $0.14 per share, compared to $54.6 million, or $0.16 per share in the prior-year period.  As previously announced on Feb. 23, the company deferred $19.7 million ($11.9 million after-tax) of revenue to its fiscal fourth quarter due to an IRS delay in accepting certain forms prior to Feb. 14.  In addition, the company incurred after-tax charges of $36.5 million principally related to goodwill impairment at its RedGear reporting unit, incremental credit losses on its Emerald Advance line of credit, and costs of litigation.

Tax Services

Total segment revenues for the third quarter ended Jan. 31, fell 10.0 percent year-over-year to $672.8 million, reflecting a 5.8 percent decline in total retail tax returns prepared and a 5.9 percent decline in the retail NAC per tax return prepared through Jan. 31, 2011.  An industry-wide slow start to the tax season and the aforementioned charges resulted in a decline in third-quarter pretax income to $4.1 million compared with pretax income of $131.2 million a year ago.

Nine-month segment revenues were $875.4 million, down 7.4 percent from $945.0 million in last year’s period.  The pretax loss for the first nine months of fiscal 2011 was $324.9 million, compared to a loss of $213.0 million in the prior-year period.

RSM McGladrey

Third quarter revenues fell 4.0 percent year-over-year to $171.3 million. The segment reported pretax income of $8.6 million compared to a loss of $11.2 million a year ago.  Total expenses fell $27.0 million, or 14.2 percent, primarily due to a $15.0 million impairment of goodwill and litigation costs incurred in the prior year period.

Nine-month segment revenues were $549.4 million, down 2.4 percent from $562.7 million in last year’s period.  Pretax income for the first nine months of fiscal 2011 was $16.6 million, compared to a loss of $9.7 million in the prior-year period.

Corporate

Corporate includes support department costs, such as finance and legal, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage portfolio. Corporate pretax losses of $30.2 million for the third quarter ended Jan. 31, 2011, compared to a loss of $22.5 million in the prior year. The higher loss was primarily due to a one-time gain of $9.5 million recorded in the prior year on the transfer of liabilities relating to previously retained insurance risk to a third-party.

For the first nine months of fiscal 2011, a pretax loss of $91.6 million compares with a loss of $103.6 million in the year-ago period.

Net mortgage loans held for investment declined 20 percent from $641.2 million at Jan. 31, 2010 to $513.2 million at Jan. 31, 2011.  Third quarter loss provisions on mortgage loans totaled $7.8 million, down $1.3 million compared with the prior year quarter.  The loan loss allowance was $87.9 million, or 14.7 percent of outstanding principal at Jan. 31, 2011 compared to $97.3 million or 13.3 percent at Jan. 31, 2010.

For the first nine months of fiscal 2011, loss provisions on mortgage loans totaled $24.1 million, a decline of $12.0 million compared with the prior year period.   Lower losses are primarily due to a combination of declining delinquency rates and stabilizing home prices.

Discontinued Operations

Sand Canyon Corporation (“SCC”, previously known as Option One Mortgage Corporation) ceased originating mortgage loans in December 2007 and, in April 2008, sold its servicing assets and discontinued its remaining operations.

Sand Canyon entered the third quarter ended Jan. 31, 2011 with unresolved claims for alleged breaches of representations and warranties in the principal amount of $121 million.  In addition, new claims for alleged breaches in the principal amount of $33 million were received during the third quarter.  With the exception of $14 million of unresolved claims, all claims were reviewed, with incurred losses totaling $4.3 million.

As expected, SCC made payments during the quarter of $25.4 million for previously reserved losses under an indemnification agreement dated April 2008.  The indemnification agreement was entered into with a specific counterparty in exchange for a full and complete release of such party’s ability to assert representation and warranty claims. The remaining obligation of $24.2 million under this agreement was paid in the fourth quarter of fiscal 2011.

From May 1, 2008 through Jan. 31, 2011, SCC has received cumulative repurchase claims totaling $740 million in unpaid principal.  Losses on loan repurchase, indemnification and settlement payments totaled approximately $88 million during this period.   At Jan. 31, 2011, SCC’s reserve for estimated losses on contingent mortgage loan repurchase obligations, inclusive of the aforementioned $24.2 million indemnification obligation, totaled $155 million.  Claim activity and associated losses remain within SCC’s reserved expectations.

Dividend

A previously announced quarterly cash dividend of 15 cents per share is payable April 1, 2011, to shareholders of record March 10, 2011.

Conference Call

At 4:30 p.m. eastern time today, the company will host a conference call for analysts, institutional investors and shareholders. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

             U.S./Canada (877) 809-6980 or International (706) 758-0071
             Conference ID: 46637713

The call will also be webcast in a listen-only format for the media and public.  The link to the webcast can be accessed on the company’s investor relations Web site at www.hrblock.com.

A replay of the call will be available beginning at 5:30 p.m. Eastern on March 9 and continuing until March 25, 2011, by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International).  The conference ID is 46637713.  The webcast will be available for replay beginning on March 10.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2010 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center.

TABLE FOLLOWS

KEY OPERATING RESULTS
Unaudited, amounts in thousands, except per share data

	Three months ended January 31,
	Revenues		Income (loss)
	2011	2010	2011	2010

Tax Services	$ 672,810	$ 747,685	$ 4,114	$ 131,189
Business Services	171,309	178,482	8,587	(11,222)
Corporate and Eliminations	7,363	8,685	(30,150)	(22,516)
	$ 851,482	$ 934,852	(17,449)	97,451
Income tax (benefit)			(13,074)	43,848
Net income (loss) from continuing operations			(4,375)	53,603
Net loss from discontinued operations			(8,346)	(2,968)
Net income (loss)			$ (12,721)	$ 50,635

Basic earnings (loss) per share:
Net income (loss) from continuing operations			$ (0.01)	$ 0.16
Net loss from discontinued operations			(0.03)	(0.01)
Net income (loss)			$ (0.04)	$ 0.15

Basic shares outstanding			305,144	332,999

Diluted earnings (loss) per share:
Net income (loss) from continuing operations			$ (0.01)	$ 0.16
Net loss from discontinued operations			(0.03)	(0.01)
Net income (loss)			$ (0.04)	$ 0.15

Diluted shares outstanding			305,144	334,297

	Nine months ended January 31,
	Revenues		Income (loss)
	2011	2010	2011	2010

Tax Services	$ 875,376	$ 944,953	$ (324,865)	$ (212,973)
Business Services	549,445	562,702	16,551	(9,727)
Corporate and Eliminations	24,024	28,783	(91,571)	(103,575)
	$ 1,448,845	$ 1,536,438	(399,885)	(326,275)
Income tax benefit			(161,060)	(122,789)
Net loss from continuing operations			(238,825)	(203,486)
Net loss from discontinued operations			(13,626)	(8,100)
Net loss			$ (252,451)	$ (211,586)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations			$ (0.77)	$ (0.61)
Net loss from discontinued operations			(0.04)	(0.02)
Net loss			$ (0.81)	$ (0.63)

Basic and diluted shares outstanding			310,546	334,293

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is computed using the two-class method and is based on the weighted average number of shares outstanding.  The dilutive effect of potential common shares is included in diluted earnings per share, except in those periods with a loss from continuing operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in thousands, except per share data

	January 31,	January 31,	April 30,
	2011	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 1,465,690	$ 1,727,677	$ 1,804,045
Cash and cash equivalents - restricted	36,113	85,313	34,350
Receivables, net	1,371,152	2,566,830	517,986
Prepaid expenses and other current assets	401,106	344,922	292,655
Total current assets	3,274,061	4,724,742	2,649,036

Mortgage loans held for investment, net	513,192	641,157	595,405
Property and equipment, net	321,075	362,170	345,470
Intangible assets, net	375,644	371,951	367,432
Goodwill	849,028	843,054	840,447
Other assets	469,735	467,055	436,528
Total assets	$ 5,802,735	$ 7,410,129	$ 5,234,318

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Customer banking deposits	$ 1,855,195	$ 2,220,501	$ 852,555
Accounts payable, accrued expenses and other current liabilities	671,682	756,501	756,577
Accrued salaries, wages and payroll taxes	153,613	182,151	199,496
Accrued income taxes	95,990	118,079	459,175
Current portion of long-term debt	3,583	2,576	3,688
Short-term borrowings	632,566	1,675,094	-
Federal Home Loan Bank borrowings	50,000	25,000	50,000
Total current liabilities	3,462,629	4,979,902	2,321,491

Long-term debt	1,049,358	1,032,800	1,035,144
Federal Home Loan Bank borrowings	25,000	75,000	25,000
Other noncurrent liabilities	438,065	385,960	412,053
Total liabilities	4,975,052	6,473,662	3,793,688

Stockholders' equity:
Common stock, no par, stated value $.01 per share	4,124	4,374	4,314
Additional paid-in capital	809,733	826,503	832,604
Accumulated other comprehensive income	7,162	1,086	1,678
Retained earnings	2,045,447	2,162,406	2,658,586
Less treasury shares, at cost	(2,038,783)	(2,057,902)	(2,056,552)
Total stockholders' equity	827,683	936,467	1,440,630
Total liabilities and stockholders' equity	$ 5,802,735	$ 7,410,129	$ 5,234,318

CONDENSED CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended January 31,		Nine months ended January 31,
	2011	2010	2011	2010
Revenues:
Service revenues	$ 677,295	$ 744,327	$ 1,220,853	$ 1,287,270
Interest income	56,109	48,346	77,046	72,746
Product and other revenues	118,078	142,179	150,946	176,422
	851,482	934,852	1,448,845	1,536,438

Operating expenses:
Cost of revenues	635,163	645,747	1,396,129	1,443,146
Selling, general and administrative	235,799	194,661	461,771	427,563
	870,962	840,408	1,857,900	1,870,709

Operating income (loss)	(19,480)	94,444	(409,055)	(334,271)
Other income, net	2,031	3,007	9,170	7,996

Income (loss) from continuing operations before tax (benefit)	(17,449)	97,451	(399,885)	(326,275)
Income tax (benefit)	(13,074)	43,848	(161,060)	(122,789)

Net income (loss) from continuing operations	(4,375)	53,603	(238,825)	(203,486)
Net loss from discontinued operations	(8,346)	(2,968)	(13,626)	(8,100)

Net income (loss)	$ (12,721)	$ 50,635	$ (252,451)	$ (211,586)

Basic earnings (loss) per share:
Net income (loss) from continuing operations	$ (0.01)	$ 0.16	$ (0.77)	$ (0.61)
Net loss from discontinued operations	(0.03)	(0.01)	(0.04)	(0.02)
Net income (loss)	$ (0.04)	$ 0.15	$ (0.81)	$ (0.63)

Basic shares outstanding	305,144	332,999	310,546	334,293

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	$ (0.01)	$ 0.16	$ (0.77)	$ (0.61)
Net loss from discontinued operations	(0.03)	(0.01)	(0.04)	(0.02)
Net income (loss)	$ (0.04)	$ 0.15	$ (0.81)	$ (0.63)

Diluted shares outstanding	305,144	334,297	310,546	334,293

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited, amounts in thousands

	Nine months ended January 31,
	2011	2010

Net cash used in operating activities	$ (1,505,418)	$ (2,648,962)

Cash flows from investing activities:
Principal payments on mortgage loans held for investment, net	45,316	56,114
Purchases of property and equipment, net	(51,198)	(63,242)
Payments made for business acquisitions, net	(50,832)	(10,828)
Proceeds from sales of businesses, net	62,298	66,760
Loans made to franchisees	(90,304)	(88,564)
Other, net	48,577	30,849
Net cash used in investing activities	(36,143)	(8,911)

Cash flows from financing activities:
Repayments of short-term borrowings	(2,654,653)	(982,774)
Proceeds from short-term borrowings	3,286,603	2,657,436
Customer banking deposits, net	1,002,274	1,365,163
Dividends paid	(140,926)	(151,317)
Repurchase of common stock, including shares surrendered	(283,494)	(154,201)
Proceeds from exercise of stock options	(866)	15,678
Other, net	(10,062)	(29,434)
Net cash provided by financing activities	1,198,876	2,720,551

Effects of exchange rates on cash	4,330	10,336

Net increase (decrease) in cash and cash equivalents	(338,355)	73,014
Cash and cash equivalents at beginning of the period	1,804,045	1,654,663
Cash and cash equivalents at end of the period	$ 1,465,690	$ 1,727,677

Supplementary cash flow data:
Income taxes paid	$ 159,916	$ 269,774
Interest paid on borrowings	69,313	61,118
Interest paid on deposits	6,191	8,654
Transfers of loans to foreclosed assets	12,931	12,689

Preliminary U.S. Tax Operating Data
	(in thousands, except net average fee)

	Tax Season Through 1/31/11	Tax Season Through 1/31/10	Percent change	Tax Season Through 2/28/11	Tax Season Through 2/28/10	Percent change
Net tax preparation fees - retail: (1,2)
Company-owned operations	$ 391,143	$ 449,578	-13.0%	$ 969,405	$ 1,016,215	-4.6%
Franchise operations	241,908	264,610	-8.6%	580,311	599,943	-3.3%
	$ 633,051	$ 714,188	-11.4%	$ 1,549,716	$ 1,616,158	-4.1%

Total returns prepared: (2)
Company-owned operations	2,046	2,190	-6.6%	5,367	5,148	4.3%
Franchise operations	1,382	1,449	-4.6%	3,474	3,419	1.6%
Total retail operations	3,428	3,639	-5.8%	8,841	8,567	3.2%

Software	601	635	-5.4%	1,352	1,364	-0.9%
Online	942	719	31.0%	2,325	1,786	30.2%
Sub-total	1,543	1,354	14.0%	3,677	3,150	16.7%

Free File Alliance	167	201	-16.9%	437	501	-12.8%
Total digital tax solutions	1,710	1,555	10.0%	4,114	3,651	12.7%
	5,138	5,194	-1.1%	12,955	12,218	6.0%

Net average fee - retail: (2,3)
Company-owned operations	$ 191.20	$ 205.25	-6.8%	$ 180.61	$ 197.41	-8.5%
Franchise operations	175.03	182.60	-4.1%	167.06	175.47	-4.8%
	$ 184.68	$ 196.23	-5.9%	$ 175.29	$ 188.65	-7.1%

(1)	Amounts include gross tax preparation fees less coupons and discounts.
(2)	Prior year numbers have been reclassified between company-owned and franchise operations for offices which were refranchised during either year.
(3)	Amounts are calculated as net retail tax preparation fees divided by retail tax returns.

NON-GAAP RECONCILIATION
Unaudited, amounts in thousands, except per share data

     We report our financial results in accordance with generally accepted accounting principles (GAAP). However, we believe certain non-GAAP performance measures and ratios used in managing the business may provide additional meaningful comparisons between current year results and prior periods. Reconciliations to GAAP financial measures are provided below. These non-GAAP financial measures should be viewed in addition to, not as an alternative for, our reported GAAP results.

	Three months ended January 31,
	2011		2010
	After-tax	Per share	After-tax	Per share

Net income (loss) from continuing operations - as reported	$ (4,375)	$ (0.01)	$ 53,603	$ 0.16

Add back (net of tax):
Asset impairments	13,713	0.04	8,251	0.02
Incremental Emerald Advance credit losses (1)	13,059	0.04	-	-
Revenue deferred due to IRS filing delays	11,900	0.04	-	-
Litigation	9,062	0.03	4,565	0.01
Loss (gain) on sale of tax offices to franchisees	648	-	(6,598)	(0.02)
Gain on commutation of insurance liability	-	-	(5,218)	(0.01)
	48,382	0.15	1,000	0.00

Net income from continuing operations - as adjusted	$ 44,007	$ 0.14	$ 54,603	$ 0.16

Diluted shares	305,144		334,297

(1)
The Company believes that credit losses will be higher in fiscal 2011 compared to fiscal 2010 as a result of higher levels of Emerald Advance clients not returning for tax preparation.  Incremental credit losses have been estimated based on the difference between the fiscal 2011 loss rate assumption and the fiscal 2010 loss rate multiplied by the principal amount of fiscal 2011 loan originations.